TAX SHELTERED ANNUITY ENDORSEMENT

TAX SHELTERED ANNUITY ENDORSEMENT

This Contract is a Tax Sheltered Annuity (“TSA”) under Section 403(b) of the Internal Revenue Code of 1986, as amended (the “Code”), as applied for by the Owner.  This Endorsement is part of the Contract as of the issue date or, if later, the date shown below.  If this is a group contract, the “Owner” includes the Participant and the “Contract” includes the Participant’s Certificate.  This Contract is subject to the requirements of Code Section 403(b), which are part of the Contract and are summarized in this Endorsement.

PURCHASE BY ELIGIBLE EMPLOYER

This Contract must be purchased only by an “eligible” employer as defined in Code Section 403(b)(1).  This Contract cannot be purchased under a qualified plan under Code Section 401(a) or Code Section 404(a)(2) or by an eligible governmental plan under Code Section 457(b).

CONTRIBUTION LIMITATIONS

(a)
Purchase Payments (“Contributions”) made on behalf of the Owner under a salary reduction agreement, along with all other “elective deferral” contributions of the Owner, must not exceed the annual limits of Code Section 401(a)(30).  Salary reduction Contributions may be increased under Code Sections 402(g)(7) and 414(v).

(b)	Salary reduction Contributions, employer contributions, if any and forfeitures, if any must not exceed the limits of Code Section 415(c).

(b)	Contributions which exceed the limits of Code Section 401(a)(30) or 415 will disqualify the Plan and Contract.

(c)	Contributions which exceed either limit may be returned, distributed or corrected using any method permitted by the Code or IRS regulations.

NONDISCRIMINATION REQUIREMENTS

(a)	Except where the Employer is a “church” (as defined in Code Section 3121(w)), the Plan must satisfy the non-discrimination requirements of Code Section 403(b)(12).

(b)
Contributions not made under a salary reduction agreement will satisfy Code Section 403(b)(12) if they comply with: Code Section 401(a)(4) (nondiscrimination in contributions); Code Section 401(a)(5) (permitted disparity); Code Section 401(a)(17) (annual limit on compensation);Code Section 401(a)(26) (additional participation requirements); Code Section 401(m) (average contribution percentage test); and Code Section 410(b) (coverage).  Only Code Section 401(a)(17) applies to a governmental plan (as defined in Code Section 414(d)).

(c)	Salary reduction Contributions will satisfy the non-discrimination requirements of Code Section 403(b)(12) if every employee of the Employer sponsoring the Plan (with the exclusions allowed under Code Section 403(b)(12)) may elect to make salary reduction Contributions of at least $200.

DISTRIBUTION RESTRICTIONS; TRANSFERS

(a)
Distributions of salary reduction Contributions and income may only be made when: the Owner attains age 59 ½; severs employment with the Employer; dies; becomes “disabled” (as defined in Code Section 72(m)(7)); or incurs a financial hardship.  A distribution made for a hardship may not include income earned on the contributions. Distributions of amounts other than salary reduction Contributions are restricted as required under IRS regulations. If distributions are made because of severance from employment before age 55 or financial hardship, such distributions will be increased by 10% of the amount includable in income, unless made after the Owner attains age 59½.

(b)
Distributions from this Contract must comply with the required minimum distribution (“RMD”) requirements of Code Section 401(a)(9) and 401(a)(31) and the regulations thereunder and the incidental death benefit requirements of Code Section 401(a) and the regulations thereunder, which are part of the Contract. Under the RMD rules the Owner’s interest in the Contract must generally begin to be distributed by April 1 of the calendar year after the later of: (1) the calendar year in which the Owner attains age 70½, or (2) the calendar year in which the Owner retires.

Distributions during the life of the Owner may be made in any manner that satisfies the RMD requirements of Code Sections 403(b)(10) and 401(a)(9) and the IRS regulations in effect under these Sections.

(c)
If the Owner dies before all amounts under the Contract are paid, distributions after death must meet the RMD requirements for death distributions under Code Sections 403(b)(10) and 401(a)(9) and the IRS regulations in effect.  Distributions must start by the end of the calendar year after death and be made over a distribution period determined by the age of the Designated Beneficiary.  If the Designated Beneficiary is not a natural person or elects to delay the start of death distributions, all amounts under the contract must be paid by the end of the fifth calendar year following the year of the Owner’s death.  If the Designated Beneficiary is the Owner’s surviving spouse, the date distributions are required to begin may be delayed.

(d)
Death distributions may be made under a method irrevocably designated by the Owner before death that satisfies the RMD requirements.  The Contract may be divided into separate contracts or accounts for separate Designated Beneficiaries.

(e)	All distributions must comply with a method of distribution offered by the Company under this Contract.

(f)
If the Owner receives a distribution that qualifies as an “eligible rollover distribution” under Code Section 402(f)(2)(A), and elects to have the distribution paid directly to an “eligible retirement plan” under Code Section 402(c), the distribution will be made by a direct transfer to the eligible retirement plan.  These direct transfers are also called “Direct Rollovers.” The Company may establish reasonable administrative rules for Direct Rollovers.

(g)
Other transfers from this Contract to another TSA may only be made if permitted under IRS regulations under Code Section 403(b).  Transfers may also be made to purchase service credit under a state defined benefit plan.

NONFORFEITABILITY

(a)	The Owner’s rights under this Contract are non-forfeitable except for failure to pay future purchase payments.

(b)
This Contract may not be transferred, sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

MULTIPLE CONTRACTS

(a)	If for any taxable year contributions are made for the Owner under this Contract and any other TSA, all TSAs shall be treated as a single contract.

DESIGNATED ROTH CONTRIBUTIONS

(a)
This Contract (or a separate account under this Contract) may receive salary reduction Contributions designated as Roth Contributions under Code Section 402A (“Designated Roth Contributions”).  The Employer’s Plan must allow Designated Roth Contributions.  The designation by the Owner must be irrevocable and be made in the Owner’s salary reduction agreement (or at the same time).  The Employer must treat these Contributions as includible in the Owner’s income.

(b)
Qualified distributions under Code Sections 402A(d)(2) and 408A(d)(2) from a Roth TSA contract or account may be excluded from the Owner’s income.  Rollovers to or from a Roth TSA contract or account must be from or to another Roth 403(b) contract or account, or another Roth account as permitted by IRS regulations.

PLAN PROVISIONS

The Plan, including certain Plan provisions required by the Employee Retirement Income Security Act of 1974 (“ERISA”) or other applicable law, may limit the Owner’s rights under this Contract, The Plan provisions may:

(a)	Limit the Owner’s right to make Contributions, including Designated Roth Contributions;

(b)	Restrict the time when the Owner may elect to receive distributions from this Contract;

(c)	Require the consent of the Owner’s Spouse before the Owner may elect to receive distributions from this Contract;

(d)	Require that all distributions be made in the form of a joint and survivor annuity for the Owner and the Owner’s spouse unless both consent to a different form of distribution;

(e)	Require that the Owner’s spouse be the Designated Beneficiary under certain circumstances;

(f)	Impose service requirements with the Employer sponsoring the Plan before the Owner’s rights under this Contract become vested; or

(g)	Otherwise restrict the Owner’s rights under the Contract or give the Employer (or a Plan representative) the right to exercise certain rights on the Owner’s behalf.

No Plan provision will limit an Owner’s Rights under this Contract, unless the Employer sponsoring the Plan has provided the Company with written notice of such provision and it is accepted by the Company.  In no event shall any Plan provision enlarge the Company’s obligations under this Contract.

TAX CONSEQUENCES

The Company will not have any liability or responsibility for the state or federal tax consequences of any purchase payment or distribution.  The Company will not be liable for any tax penalty imposed on a purchase payment or distribution.  The Company is not responsible for any failure by the Owner or the Employer to comply with the provisions of the Code or any other law.

ADMINISTRATION

The Company is not the Administrator of the Plan. The Company will not have any responsibility for administering the Plan or for interpreting or deciding any other question arising under the Plan.

SECURITY BENEFIT LIFE INSURANCE COMPANY

[John F. Guyot
Secretary]

______________________
Endorsement Effective Date
(If Other Than Issued Date)